As filed with the Securities and Exchange Commission on June 22, 2022

Registration No. 333-156725

Registration No. 333-191405

Registration No. 333-206682

Registration No. 333-206683

Registration No. 333-212947

Registration No. 333-256461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-156725

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191405

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206682

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-206683

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212947

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-256461

UNDER

THE SECURITIES ACT OF 1933

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-1994619
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)(Zip code)

Summer Infant, Inc. 2006 Performance Equity Plan
Summer Infant, Inc. 2012 Incentive Compensation Plan
Non-Qualified Stock Option Agreement dated as of September 11, 2012
Non-Qualified Stock Option Agreement dated as of November 21, 2011
Non-Qualified Stock Option Inducement Awards

Summer Infant, Inc. 2012 Incentive Compensation Plan, as amended
Non-Qualified Stock Option Agreement dated as of July 13, 2016
Amended and Restated 2012 Incentive Compensation Plan

(Full title of the plan)

Mary Beth Schneider, Secretary

c/o Summer Infant, Inc.

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Name and address of agent for service)

(401) 671-6550

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Summer Infant, Inc. (the “Registrant”) is filing these post-effective amendments (each, a “Post-Effective Amendment” and, together, the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

1.	Registration Statement No. 333-156725, filed with the SEC on January 15, 2009, registering 3,000,000 shares of Common Stock for issuance under the Summer Infant, Inc. 2006 Performance Equity Plan;

2.	Registration Statement No. 333-191405, filed with the SEC on September 26, 2013, registering (i) 500,000 shares of Common Stock for issuance under the Summer Infant, Inc. 2012 Incentive Compensation Plan, (ii) 40,000 shares of Common Stock for issuance under the Non-Qualified Stock Option Agreement dated as of September 11, 2012, and (iii) 40,000 shares of Common Stock for issuance under the Non-Qualified Stock Option Agreement dated as of November 21, 2011;

3.	Registration Statement No. 333-206682, filed with the SEC on August 31, 2015, registering 110,000 shares of Common Stock for issuance under Non-Qualified Stock Option Inducement Awards;

4.	Registration Statement No. 333-206683, filed with the SEC on August 31, 2015, registering 1,200,000 shares of Common Stock for issuance under the Summer Infant, Inc. 2012 Incentive Compensation Plan, as amended;

5.	Registration Statement No. 333-212947, filed with the SEC on August 5, 2016, registering 100,000 shares of Common Stock for issuance under the Non-Qualified Stock Option Agreement dated as of July 13, 2016; and

6.	Registration Statement No. 333-256461, filed with the SEC on May 25, 2021, registering 186,000 shares of Common Stock for issuance under the Amended and Restated 2012 Incentive Compensation Plan.

On June 22, 2022, the Registrant completed its previously announced merger (the “Merger”) with Project Abacus Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Kids2, Inc., a Georgia corporation (“Kids2”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of March 16, 2022, by and among the Registrant, Kids2, Inc. and Merger Sub. The Registrant was the surviving corporation in the Merger and, as a result of the Merger, has become a wholly owned subsidiary of Kids2, Inc. In connection therewith, each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than shares of Common Stock (a) owned by Kids2, Merger Sub, the Registrant or any subsidiary of Kids2, Merger Sub or the Registrant or (b) held by a stockholder who was entitled to, and who perfected, appraisal rights for such shares under Delaware law) was automatically converted into the right to receive cash in an amount equal to $12.00 per share, without interest, subject to any required withholding of taxes.

As a result of the Merger, the offerings contemplated by the Registration Statements have been terminated as of the effective time of the Merger on June 22, 2022. In accordance with an undertakings contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the effective time of the Merger on June 22, 2022. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woonsocket, State of Rhode Island, on June 22, 2022.

SUMMER INFANT, INC.

By:	/s/ Bruce Meier
Name:	Bruce Meier
Title:	Interim CFO

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.